Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined consolidated financial information and explanatory notes present how the combined financial statements of Home BancShares, Inc. (“Home”) and Happy Bancshares, Inc. (“Happy") may have appeared had the businesses been combined as of the date or at the beginning of the period presented. The unaudited pro forma combined consolidated financial information shows the impact of the merger of Home and Happy on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Home as the acquiror. Under this method of accounting, the assets and liabilities of Happy are recorded by Home at their estimated fair values as of the date the merger was completed. The unaudited pro forma combined consolidated balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2021. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2021 gives effect to the merger as if the transaction had been completed on January 1, 2021. The unaudited pro forma combined selected financial data is derived from such balance sheets and statements of income.
The merger of Home and Happy was completed on April 1, 2022. According to the terms of the Agreement and Plan of Merger, dated as of September 15, 2021, as amended on October 18, 2021 and November 8, 2021, among Home, Centennial Bank, HOMB Acquisition Sub III, Inc., Happy and Happy State Bank (the “Merger Agreement”), the Happy shareholders received approximately 42.4 million shares of Home common stock upon the completion of the merger, representing 2.17 shares of Home common stock (the “Merger Consideration”) for each share of Happy common stock outstanding at the effective time of the merger (the “Effective Time”), which included all unvested shares of restricted common stock of Happy outstanding at the Effective Time. No cash consideration was paid in connection with the merger; however, Happy shareholders received cash payments in lieu of any fractional shares of Home common stock to which they were otherwise entitled in connection with the merger. The value of Home’s common stock for determining cash payments in lieu of fractional shares was determined using a volume-weighted average closing price of Home’s common stock as reported on the New York Stock Exchange (“NYSE”) over the 20-trading day period ending on the third business day prior to the closing of the merger (the “Home Average Closing Price”).
Additionally, holders of options to purchase Happy common stock outstanding at the Effective Time received shares of Home common stock, together with any cash in lieu of fractional shares, for each such option equal to the product of (i) the number of shares of Happy common stock subject to the option, multiplied by (ii) the excess, if any, of the Merger Consideration value over the exercise price of the option, less applicable tax withholdings, divided by (iii) the Home Average Closing Price. Similarly, holders of stock appreciation rights of Happy outstanding at the Effective Time received a cash payment, without interest, equal to the product of (i) the number of shares of Happy common stock subject to the stock appreciation right, multiplied by (ii) the excess, if any, of the Merger Consideration value over the grant price of the stock appreciation right, less applicable tax withholdings. For purposes of these calculations, the Merger Consideration value was determined using the Home Average Closing Price, multiplied by 2.17.
The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that 19,516,915 shares of Happy common stock (the number of shares outstanding as of March 31, 2022) were outstanding on the closing date of the merger and that the Home Average Closing Price was equal to $22.75 per share, which represents the volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20-trading day period ending on March 29, 2022.
The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with (i) the historical consolidated financial statements and the related notes of Home included in Home’s Annual Report on Form 10-K for the year ended December 31, 2021, and (ii) the historical audited consolidated financial statements and related notes of Happy for the year ended December 31, 2021, which are included in Exhibit 99.1 of this Current Report on Form 8-K/A.
The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined consolidated financial information, the preliminary determination of fair values of Happy’s assets acquired and liabilities assumed reflected in the pro forma combined consolidated financial information are subject to adjustment and may vary from the adjustments that will be determined based on the finalization of acquisition accounting, and these differences could be material.

Unaudited Pro Forma Combined Consolidated Balance Sheet
As of December 31, 2021

(In thousands, except share data)	Home BancShares, Inc.	Happy Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$119,908	$104,325	$—		$224,233
Interest-bearing deposits with other banks	3,530,407	862,469	—		4,392,876
Cash and cash equivalents	3,650,315	966,794	—		4,617,109
Investment securities – available-for-sale, net of allowance for credit losses	3,119,807	1,751,905	9,427	(b)	4,881,139
Investment securities - held-to-maturity, net of allowance for credit losses	—	—	—		—
Loans receivable	9,836,089	3,652,563	(10,571)	(c)	13,478,081
Allowance for credit losses	(236,714)	(41,224)	(29,722)	(d)	(307,660)
Loans receivable, net	9,599,375	3,611,339	(40,293)		13,170,421
Bank premises and equipment, net	275,760	148,087	—		423,847
Foreclosed assets held for sale	1,630	193	(77)	(e)	1,746
Cash value of life insurance	105,135	105,734	—		210,869
Accrued interest receivable	46,736	33,884	—		80,620
Deferred tax asset, net	78,290	2,541	584	(f)	81,415
Goodwill	973,025	129,793	192,626	(g)	1,295,444
Core deposit and other intangibles	25,045	11,081	39,752	(h)	75,878
Other assets	177,020	47,904	—		224,924
Total assets	$18,052,138	$6,809,255	$202,019		$25,063,412

Liabilities and Stockholders’ Equity
Deposits:
Demand and non-interest-bearing	$4,127,878	$1,858,111	$—		$5,985,989
Savings and interest-bearing transaction accounts	9,251,805	3,554,000	—		12,805,805
Time deposits	880,887	400,089	903		1,281,879
Total deposits	14,260,570	5,812,200	903	(i)	20,073,673
Federal funds purchased	—	—	—		—
Securities sold under agreements to repurchase	140,886	—	—		140,886
FHLB and other borrowed funds	400,000	74,323	(4,118)	(j)	470,205
Accrued interest payable and other liabilities	113,868	42,552	—		156,420
Subordinated debentures	371,093	159,817	7,302	(k)	538,212
Total liabilities	15,286,417	6,088,892	4,087		21,379,396
Stockholders’ equity:
Common stock	1,637	19,517	424	(a)	2,061
			(19,517)	(l)
Capital surplus	1,487,373	299,400	958,389	(a)	2,445,762
			(299,400)	(l)
Retained earnings	1,266,249	387,983	(387,983)	(l)	1,225,731
			(40,518)	(m)
Accumulated other comprehensive income	10,462	13,463	(13,463)	(l)	10,462
Total stockholders’ equity	2,765,721	720,363	197,932		3,684,016
Total liabilities and stockholders’ equity	$18,052,138	$6,809,255	$202,019		$25,063,412
(See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements)

Unaudited Pro Forma Combined Consolidated Income Statement
For the Year Ended December 31, 2021

(In thousands, except share data)	Home BancShares, Inc.	Happy Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans	$571,960	$192,385	$10,959	(n)	$775,304
Investment securities
Taxable	30,054	17,567	15,996	(r)	63,617
Tax-exempt	19,642	9,354	—		28,996
Deposits – other banks	3,515	1,262	—		4,777
Federal funds sold	—	—	—		—
Total interest income	$625,171	$220,568	$26,955		$872,694
Interest expense:
Interest on deposits	$24,936	$8,315	$(1,132)	(s)	$32,119
Federal funds purchased	—	—	—		—
FHLB and other borrowed funds	7,604	1,877	—		9,481
Securities sold under agreements to repurchase	497	—	—		497
Subordinated debentures	19,163	8,836	(762)	(t)	27,237
Total interest expense	$52,200	$19,028	$(1,894)		$69,334
Net interest income	$572,971	$201,540	$28,849		$803,360
Provision for credit losses	—	(10,620)	55,790		45,170
Provision for credit loss - unfunded commitments	(4,752)	(5)	8,965		4,208
Total credit loss expense	(4,752)	(10,625)	64,755		49,378
Net interest income after provision for credit losses	577,723	212,165	(35,906)		753,982
Non-interest income:
Service charges on deposit accounts	22,276	11,804	—		34,080
Other service charges and fees	36,451	13,919	(4,500)	(u)	45,870
Trust fees	1,960	9,182	—		11,142
Mortgage lending income	25,676	7,811	—		33,487
Insurance commissions	1,943	—	—		1,943
Increase in cash value of life insurance	2,049	3,914	—		5,963
Dividends from FHLB, FRB, FNBB & other	14,835	27	—		14,862
Gain on sale of SBA loans	2,380	—	—		2,380
Loss on branches, equipment and other assets, net	(105)	(881)	—		(986)
Gain on OREO, net	2,003	744	—		2,747
Gain on securities, net	219	758	—		977
Fair value adjustment for marketable securities	7,178	(65)	—		7,113
Other income	20,704	9,498	—		30,202
Total non-interest income	137,569	56,711	(4,500)		189,780
Non-interest expense:
Salaries and employee benefits	170,755	94,806	—		265,561
Occupancy and equipment	36,631	20,955	—		57,586
Data processing expense	24,280	12,290	—		36,570
Merger and acquisition expenses	1,886	—	—		1,886
Core deposit intangible amortization	5,683	1,667	2,559	(o)	9,909
Other operating expenses	59,282	31,802	—		91,084
Total non-interest expense	298,517	161,520	2,559		462,596
Income before income taxes	416,775	107,356	(42,965)		481,166
Income tax expense	97,754	19,932	(10,805)	(p)	106,881
Net income	319,021	87,424	(32,161)		374,284
Basic earnings per common share	$1.94	$4.45	$—		$1.81
Diluted earnings per common share	$1.94	$4.43	$—		$1.81
Average common shares outstanding	164,501	19,660	42,425	(q)	206,926
Average diluted shares outstanding	164,858	19,731	42,425	(q)	207,283
(See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements)

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements
Note 1. Basis of Presentation
The unaudited pro forma combined consolidated financial statements and explanatory notes show the impact on the historical financial condition and results of operations of Home resulting from the Happy acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Happy are recorded by Home at their respective fair values as of the date the transaction is completed. The unaudited pro forma combined consolidated balance sheet combines the historical financial information of Home and Happy as of December 31, 2021, and assumes that the Happy acquisition was completed on that date. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2021, gives effect to the Happy acquisition as if the transactions had been completed on January 1, 2021.
Since the transactions are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Home’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the Happy acquisition such as potential severance, professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of income and will be expensed as incurred.
While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses (ACL), for purposes of the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2021, Home assumed no adjustments to the historical amount of Happy’s provision for credit losses. If such adjustments were estimated, there could be a significant change to the historical amounts of provision for credit losses presented.
Note 2. Merger and Acquisition Integration Costs
The retail branch operations, commercial lending activities, along with all other operations of Happy’s bank subsidiary, Happy State Bank ("HSB"), are currently being integrated into Centennial Bank. The operation integration and the system conversion for HSB are scheduled for the second quarter of 2022.
The specific details of the integration of the operations of HSB may continue to be refined, and includes assessing personnel, benefit plans, premises, equipment and service contracts to determine where we may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. Home also expects to continue to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions.
Note 3. Estimated Annual Cost Savings
Home expects to realize cost savings and to generate revenue enhancements from the Happy acquisition. Cost savings for Happy are projected at 33% of non-interest expense and are estimated to be $53.2 million, on a pre-tax basis, and $39.9 million, net of taxes, resulting in an increase of $0.19 to basic and diluted earnings per share. These cost savings and revenue enhancements are not reflected in the pro forma combined consolidated financial statements, and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 4. Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial statements presented for Happy. All adjustments are based on current assumptions and valuations, which are subject to change. Unless otherwise noted, all adjustments are based on assumptions and valuations as of the merger agreement dates for the respective pending acquisitions and are subject to change.
(a)    This represents the estimated merger consideration of $958.8 million in common stock of Home.
(b)    This adjustment represents Home's estimate of the necessary adjustment of Happy's investment securities to estimated fair value.

(c)    This adjustment represents Home’s estimate of the necessary adjustment of Happy’s loan portfolio to estimated fair value.
(d)    This adjustment represents the elimination of Happy’s allowance for loan losses as part of the purchase accounting adjustments and the establishment of the ACL under CECL.
(e)    This adjustment represents Home’s estimate of the necessary write down of Happy’s foreclosed assets due to the manner in which these assets would be resolved by the acquirer.
(f)    This adjustment is for the current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes at Home’s statutory federal and state income tax rate of 25.1475%. Additionally, this adjustment includes the DTA on the established ACL under CECL.
(g)    The consideration paid for Happy exceeded the fair value of the assets received; therefore, Home recorded $322.4 million of goodwill.
(h)    This intangible asset represents the value of the relationships Happy had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.
(i)    The fair value of deposits is estimated based on current market rates for similar products.
(j)    This adjustment represents the prepayment penalty to pay off Happy's FHLB borrowed funds.
(k)    This represents Home's estimate of the necessary adjustment of Happy's trust perferred and subordinated debentures to estimated fair value.
(l)    This adjustment represents the elimination of the historical equity of Happy as part of the purchase price adjustment.
(m)    This adjustment represents the equity impact of the establishment of the ACL on Happy's portfolio under CECL.
(n)    Following the completion of the merger, the Company is evaluating the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the interest rate portion of the fair value adjustment will be accreted into earnings as an adjustment to the yield of such acquired loans. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2021 assuming the merger closed on January 1, 2021. The actual amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.
(o)    This represents the expected amortization during 2021 of the core deposit intangible asset expected to be acquired in the merger, assuming the transaction closed on January 1, 2021. The estimated useful life of this intangible asset is estimated to be ten years. This intangible asset will be amortized using the straight-line method of amortization.
(p)    This represents income tax expense on the pro forma adjustments at the Company’s statutory federal and state income tax rate of 25.1475%.
(q)    Pro forma weighted average common shares outstanding assumes 19,516,915 shares of Happy common stock outstanding at the time of the merger, the issuance of 2.17 shares of Home common stock for every share of Happy common stock outstanding at the time of the merger, the issuance of an aggregate of 74,042 shares of Home common in settlement of all in-the-money Happy stock options outstanding at the time of the merger, assuming a Home Average Closing Price (defined below) of $22.75 (equal to the volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20 consecutive trading day period ending on the third business day prior to the closing of the merger), and that 430,491 Happy stock options were outstanding at the time of the merger.

In accordance with the Merger Agreement, Happy shareholders received, in exchange for each share of Happy common stock, 2.17 shares of Home common stock (the “Merger Consideration”), and holders of Happy stock options outstanding at the time of the merger having an exercise price below the Merger

Consideration value received, upon cancellation and conversion of each such option, a number of shares of Home common stock equal to the excess of the Merger Consideration value over the exercise price of each option, divided by the value of Home’s common stock at the time of the merger. For purposes of this calculation, the Merger Consideration value and the value of Home’s common stock at the time of the merger were determined using a volume-weighted average closing price of Home’s common stock as reported on the NYSE over the 20 consecutive trading day period ending on the third business day prior to the closing of the merger (the “Home Average Closing Price”).

(r)    This adjustment represents accretion of investment securities discount from estimated fair value adjustment.
(s)    This adjustment represents amortization of deposit premium resulting from estimated fair value adjustment over the remaining terms to maturity of deposits.
(t)    This adjustment represents amortization of subordinated debentures premium resulting from estimated fair value adjustment.
(u)    This adjustment represents estimated reduction in income due to Durbin limitations.
Note 5. Reclassifications
Certain items within the pro forma financial statements for Happy have been reclassified to conform to the presentation of the financial statements for Home and provide more comparative information. These reclassifications had no effect on net income or stockholders’ equity.